Free Writing Prospectus dated February 23, 2024 Relating to Preliminary Pricing Supplement MSELN579-BSKT, dated February 23, 2024; Registration Statement No. 333-275898; Filed pursuant to Rule 433
Trigger Jump Securities Based on the Performance of a Basket of Four Equity Indices due March 5, 2029
Principal at Risk Securities
This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, the prospectus supplement and the prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Royal Bank of Canada
Basket:	The basket is composed of four equity indices (each, a “basket component” or an "index") weighted as set forth in the table below.
Basket components	Bloomberg symbols	Component weightings
Russell 2000® Index ("RTY")	RTY	25%
S&P 500® Index ("SPX")	SPX	25%
EURO STOXX 50® Index ("SX5E")	SX5E	25%
The TOPIX® ("TPX")	TPX	25%
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	February 29, 2024
Original issue date:	March 5, 2024 (3 business days after the pricing date)
Valuation date:	February 28, 2029, subject to adjustment for non-trading days and certain market disruption events
Maturity date:	March 5, 2029
Payment at maturity per security[1]:
Your payment at maturity will depend on the final basket value. At maturity, for each $1,000 in principal amount of the securities, you will receive:
•            If the final basket value is greater than or equal to the initial basket value: $1,000 + the upside payment
•            If the final basket value is less than the initial basket value but is greater than or equal to the trigger level, the principal amount
•            If the final basket value is less than the trigger level: $1,000 + ($1,000 x basket return)
This amount will be less than the stated principal amount of $1,000. You will lose some or all of the principal amount if the final basket value is less than 80% of the initial basket value.

Basket return:	(final basket value - initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Trigger level:	80, which is 80% of the initial basket value
Final basket value:
100 × [1 + (sum of the basket component return multiplied by the respective component weighting for each basket component)]
The basket component return measures the change in value of the applicable basket component from the pricing date through the valuation date.

Upside payment:	The greater of (i) $480.00 per security (48% of the stated principal amount), and (ii) an amount equal to $1,000 per security multiplied by the basket return
CUSIP/ISIN:	78017FHT3 / US78017FHT30
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1000275/000114036124009230/ef20022311_fwp.htm
Hypothetical Payout at Maturity1
Change in Basket	Return on the securities
+75.00%	75.00%
+60.00%	60.00%
+50.00%	50.00%
+48.00%	48.00%
+40.00%	48.00%
+30.00%	48.00%
+20.00%	48.00%
+10.00%	48.00%
0.00%	48.00%
-10.00%	0.00%
-20.00%	0.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

[1]	All payments are subject to our credit risk.

Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-688-2301.
Basket
For more information about the basket and the basket components, including historical performance information, see the accompanying preliminary pricing supplement.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to the Terms and Structure of the Securities
•	The securities do not pay interest or guarantee return of principal.
•
The securities are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

•	The amount payable on the securities is not linked to the value of the basket at any time other than the valuation date.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.
•	Significant aspects of the tax treatment of the securities are uncertain.
Risks Relating to the Initial Estimated Value of the Securities
•	The initial estimated value of the securities, which is expected to be between $893.23 and $943.23 per security, will be less than the price to the public.
•	Our initial estimated value of the securities is an estimate only, calculated at the time the terms of the securities are set.
Risks Relating to the Secondary Market for the securities
•	The market price of the securities will be influenced by many unpredictable factors.
•	The securities will not be listed on any securities exchange and secondary trading may be limited.
Risks Relating to the Basket Components
•	Investing in the securities is not equivalent to investing in the securities represented by the basket components.
•	Historical levels of the basket components should not be taken as an indication of their respective future levels during the term of the securities.
•	Changes in the levels of the basket components may offset each other.
•	An investment in the securities is subject to risks associated in investing in stocks with a small market capitalization.
•	There are risks associated with investments in securities linked to the value of foreign equity securities.
•	The securities are subject to exchange rate risk.
•	Adjustments to the basket components could adversely affect the value of the securities.
•	We have no affiliation with the index sponsors and will not be responsible for any actions taken by the index sponsors.
Risks Relating to Conflicts of Interest
•	Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the securities.
•	Our business activities may create conflicts of interest.
•	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities, which may create a conflict of interest.

Tax Considerations
You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.